Exhibit 99.1

[VMC Letterhead]

April 4, 2012

BY FACSIMILE AND E-MAIL

Martin Marietta Materials, Inc.

2710 Wycliff Road

Raleigh, North Carolina 27607-3033

Telephone: 919-783-4603

Facsimile: 919-783-4535

Attention:         Roselyn R. Bar, Senior Vice President, General Counsel and Corporate Secretary

Re:       Notice of Nomination

Dear Ms. Bar:

I am writing on behalf of Vulcan Materials Company (“Vulcan”) in response to your April 3, 2012 letter concerning Martin Marietta Materials, Inc.’s (“Martin Marietta”) nomination of candidates for Vulcan’s Board of Directors with respect to Vulcan’s 2012 Annual Meeting of Shareholders and, in particular, the confidentiality agreements entered into by Martin Marietta with its proposed nominees that were not disclosed in Martin Marietta’s nomination documents (the “Nominee Agreements”).

We take note of your assertions that the Nominee Agreements are straightforward and were not required to be disclosed by Vulcan’s Bylaws and associated questionnaire and Representation and Agreement or the SEC rules, and that “[t]he only commitment given to [Martin Marietta] by each of the [n]ominees is that he or she will stand for election to the Vulcan Board and, if elected, will serve on the Vulcan Board.”  However, to date you have chosen not to make these agreements public, which for example could easily be done via an exhibit to your recent letter filing, or to otherwise make them available to Vulcan in a manner that would permit them to be used in connection with Vulcan's review of the nomination in accordance with its governing documents.

Although you suggest that Martin Marietta has already given these agreements to Vulcan, they were produced under a court order and the Vulcan Board does not have access to them.   We hereby reiterate our request for you to produce the Nominee Agreements as soon as possible so that the Vulcan Board can proceed with its review.

This letter is not and should not in any way be deemed to be an admission by Vulcan that Martin Marietta’s nomination materials would be valid but for the matters raised herein, or that Martin Marietta has otherwise complied with the applicable provisions of the Bylaws or of applicable law.  Vulcan expressly preserves its right to challenge other defects in the nomination documents, and does not waive any such right or any related rights.

Roselyn R. Bar

Senior Vice President, General Counsel and Corporate Secretary

Martin Marietta Materials, Inc.

April 4, 2012

Sincerely,

/s/ Robert A. Wason IV

Robert A. Wason IV

cc:          Edward D. Herlihy, Esq., Wachtell, Lipton, Rosen & Katz

               Igor Kirman, Esq., Wachtell, Lipton, Rosen & Katz

               Philip R. Lochner, Jr.

               Edward W. Moneypenny

               Karen R. Osar

               V. James Sardo

               J. Keith Matheney

               A. Jay Meyerson

                        c/o McElroy, Deutsch, Mulvaney & Carpenter, LLP

                        1300 Mount Kemble Avenue

                        P.O. Box 2075

                        Morristown, NJ 07962-2075

Attn: Joseph LaSala